Exhibit 5.1

Sidley Austin LLP 787 Seventh Avenue New York, NY 10019 +1 212 839 5300 +1 212 839 5599 Fax AMERICA • ASIA PACIFIC • EUROPE

October 2, 2026

QUALCOMM Incorporated

5775 Morehouse Drive

San Diego, California 92121

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We refer to the Registration Statement on Form S-3 (the “Registration Statement”) being filed by QUALCOMM Incorporated, a Delaware corporation (the “Company”), with the Securities and Exchange Commission on the date hereof under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of up to 25,000,000 shares (the “Warrant Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), that may be issued upon exercise of the warrant (the “Warrant”) held by the selling stockholder identified in the Registration Statement (the “Selling Stockholder”), that may be offered and sold from time to time by the Selling Stockholder.

This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

We have examined the Registration Statement (including the exhibits thereto), the Amended and Restated Certificate of Incorporation of the Company (the “Charter”) filed with the Secretary of State of the State of Delaware, the Amended and Restated Bylaws of the Company, the Warrant and the resolutions adopted by the board of directors of the Company relating to the Registration Statement and the issuance of the Warrant and the Warrant Shares by the Company. We have also examined originals, or copies of originals certified to our satisfaction, of such agreements, documents, certificates and statements of the Company and others, and have examined such questions of law, as we have considered relevant and necessary as a basis for this opinion letter. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all persons and the conformity with the original documents of any copies thereof submitted to us for examination. As to facts relevant to the opinions expressed herein, we have relied without independent investigation or verification upon, and assumed the accuracy and completeness of, certificates, letters and oral and written statements and representations of public officials and officers and other representatives of the Company.

Sidley Austin (NY) LLP is a Delaware limited liability partnership doing business as Sidley Austin LLP and practicing in affiliation with other Sidley Austin partnerships.

QUALCOMM Incorporated

October 2, 2026

Based on and subject to the foregoing and the other limitations, qualifications and assumptions set forth herein, we are of the opinion that the Warrant Shares, when duly issued and delivered in accordance with the terms of the Warrant (including the payment of the applicable exercise price), will be validly issued, fully paid and non-assessable.

In rendering the opinion set forth above, we have assumed that, at the time of the issuance of any Warrant Shares upon exercise of the Warrant, there will be a sufficient number of shares of Common Stock authorized and then available for issuance under the Charter as in effect at such time.

This opinion letter is limited to the General Corporation Law of the State of Delaware. We express no opinion as to the laws, rules or regulations of any other jurisdiction, including, without limitation, the federal laws of the United States of America or any state securities or blue sky laws.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to all references to our Firm included in or made a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Sidley Austin LLP